Exhibit 23.2


                      Consent of Independent Auditors


The Board of Directors
Niku Corporation:

We consent to incorporation herein by reference of our report dated February 22, 2001, with respect to the consolidated balance sheets of Niku Corporation and subsidiaries as of January 31, 2001 and 2000, and the related consolidated statements of operations and comprehensive loss, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended January 31, 2001, and the related financial statement schedule listed in Item 14(a), which report appears in the January 31, 2001, annual report on Form 10-K of Niku Corporation and to the reference of our firm under the heading "Experts" in the prospectus.

                                                              /s/ KPMG LLP

Mountain View, California
April 8, 2002